Exhibit 10.1

TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT

Caution: Read Carefully
This Is A Release Of All Claims

THIS TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth on the signature page below by and between the undersigned individual employee, Joseph S. Giordano III (“Employee”) and Drew Industries Incorporated (the "Company").
WHEREAS, Employee is currently employed as the Chief Financial Officer and Treasurer of the Company;

WHEREAS, Employee and the Company have reached a mutual agreement on the termination of Employee's employment effective as of August 31, 2015, or (a) an earlier date, at the discretion of the Company, if Employee’s successor has been hired by the Company and Employee’s responsibilities have been transitioned to his successor or (b) a later date (which would occur at the end of a month), if mutually agreed to in writing by the parties ("Separation Date");

WHEREAS, the Company desires Employee to continue in his position as Chief Financial Officer and Treasurer during the period from the date set forth on the signature page below to the Separation Date (the “Transition Period”), and Employee desires to assist the Company with the transition of his responsibilities to his successor;

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, Company and Employee hereby voluntarily agree as follows:
1.    Definitions. Specific terms used in this Agreement have the following meanings: (a) words such as "I," "me," and "my" include both the undersigned Employee and anyone who has or obtains any legal right or claims through him; and (b) "Company" means Drew Industries Incorporated, its wholly owned subsidiary Lippert Components , Inc., all of their past and present officers, directors, employees, trustees, agents, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and each such entity's subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to me, but all of whom expressly deny any such liability.
2.    Assistance with Transition. During the Transition Period, I will continue in my position as Chief Financial Officer and Treasurer of the Company, and agree to assist the Company in its efforts to locate my successor and to transition my duties to my successor (or to another individual at the Company, to the extent my successor is not retained prior to my Separation Date). I will continue to perform such duties, and exercise such supervision and control with regard to the business of the Company, as are commonly associated with my position; provided, however, that I agree I will communicate any binding material decisions made on the Company’s behalf to the CEO or President. The Company will continue to provide me access to the books and records and other Company information to the extent necessary for the performance of my duties. I acknowledge that my duties and responsibilities will be as co-extensive, geographically, as the scope of the Company’s business, and I will be expected to travel to other locations, as necessary, in the performance of my duties. I further agree to engage in my duties through the Separation Date, as requested, in a professional manner, and acknowledge that I will remain subject to all of the Company’s employment policies and procedures including, without limitation, the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Insider Trading Policy, each as amended from time to time. During the Transition Period and until the Separation Date, my weekly base salary will continue to be Six Thousand Nine Hundred Twenty-Three and 08/100 Dollars ($6,923.08), less applicable withholdings and deductions, payable according to the Company’s regular payroll schedule, and I will continue to be eligible to participate in the Company’s employee welfare plans (health, dental, life, short-term and long-term disability insurance coverage), retirement or savings plans, and other benefit plans on the same basis as other similarly situated employees, in accordance with the terms of the plans. If the Company, in its discretion, accelerates the Separation Date to a date prior to August 31, 2015 for reasons other than Cause, I will receive (in addition to the separation payments set forth in Paragraph 3 below) base salary continuation payments and benefits (but only to the extent that such continued benefit coverage is specifically permitted under the terms and conditions of the applicable plans and policies then in effect and as amended from time to time) through August 31, 2015. For purposes of this Agreement, “Cause” means Employee’s (a) willful and continued failure to follow the Company’s reasonable direction or to perform any duties reasonably required of Employee (other than any such failure resulting from his disability), after written demand for substantial performance is delivered to Employee specifying in reasonable detail the manner in which Employee has not performed, and Employee has not remedied such failure within 30 days after notice thereof, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (c) conviction of, or a plea of nolo contendere with respect to, any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Employee’s employment, (e) material breach of this Agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof by Employee after notice thereof, or two or more such breaches in any two month period, or (f) one or more instances of willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Company’s interests.
3.      Company's Agreement to Make Separation Payments and Provide Other Consideration to Me. In exchange for my release and other promises made by me in this Agreement, the Company agrees that it shall:

a.
Make a separation payment to me in the amount of Four Hundred Eighty Thousand Dollars ($480,000.00) (less taxes and other required deductions and withholdings), which is an amount equivalent to sixteen (16) months of my current salary ("Separation Payment"), payable in equal installments on the Company's regular payroll dates during the sixteen (16) months following the Separation Date starting as soon as practical after the Separation Date and the effective date of the Reaffirmation Agreement, attached hereto as Annex A, ("Reaffirmation") that I agree to sign as of my Separation Date. If the Separation Date extends beyond August 31, 2015 by mutual agreement of the parties, the Separation Payment will be increased by Thirty Thousand Dollars ($30,000.00) (less taxes and other required deductions and withholdings) for each additional month of service, payable in equal installments with each additional month added to the payment schedule set forth above;

b.
Make a lump sum payment to me in the amount of Eighty-Three Thousand Eight and 09/100 Dollars ($83,008.09) (less taxes and other required deductions and withholdings) for my use in any way I choose, including covering any expenses related to my automobile allowance and the continuation of health insurance for the sixteen (16) month period after my Separation Date, payable on the first payroll date after my Separation Date and the effective date of the Reaffirmation. If the Separation Date extends beyond August 31, 2015 by mutual agreement of the parties, the lump sum payment set forth above will be increased by Five Thousand One Hundred Eighty-Eight and 01/100 Dollars ($5,188.01) for each additional month of service;

c.
Make a payment to me in the amount of the incentive bonus I would have received pursuant to the 2015 Management Incentive Plan had I remained employed in my current position through December 31, 2015 (i.e. an amount equal to (i) 0.80% of operating profit in excess of 15% of return on invested capital (“ROIC”) and up to 18% of ROIC, plus (ii) 0.85% of operating profit in excess of 18% of ROIC and up to 21% of ROIC, plus (iii) 0.90% of operating profit in excess of 21% of ROIC), calculated in accordance with and subject to the terms of such plan and prorated for the number of days during 2015 I was employed by the Company as Chief Financial Officer through the Separation Date, payable on the date that such bonus payment would otherwise be made under said plan;

d.
Accelerate the vesting, effective as of the Separation Date and conditioned on the Reaffirmation becoming effective, of the time-based stock options and deferred stock units that have been granted to me pursuant to the Drew Industries Incorporated Equity Award and Incentive Plan, as amended and restated, listed on Annex B hereto, which amounts shall be payable or settled in accordance with the applicable award agreements, deferral agreement and plan documents.

I understand that my right to each of the above payments and benefits is conditioned on the Reaffirmation becoming effective within the 60-day period following my separation from service (within the meaning of Code Section 409A). I further understand that if I revoke or do not sign the Reaffirmation during such 60-day period, no severance or other benefits shall be payable hereunder.
I acknowledge that the payments and other consideration described above constitute full and fair consideration for the release of My Claims (defined in Paragraph 4 below), that the Company is not otherwise obligated to make these payments to me, and that they are in addition to any other sums to which I am otherwise due. I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by the Company, including, without limitation, amounts earned by me prior to the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke this Agreement as described in Paragraph 16 below).
4.    My Claims. The claims I am releasing ("My Claims") include all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims. These claims, which I hereby release, include, but are not limited to the following: (a) all claims relating to my employment with Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act; the Family and Medical Leave Act ("FMLA") (to the extent that FMLA claims may be released under governing law); the Americans with Disabilities Act; the applicable state civil rights laws; and/or any other federal, state or local law; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and (c) all claims for any type of relief from the Company, including but not limited to, claims for damages, costs and attorney's fees. In addition to these claims being released, I acknowledge that I have not suffered any physical or mental injuries arising out of my employment with Company or the termination of that employment. I agree to sign the Reaffirmation on or after my Separation Date, as a condition of receiving the payments and other consideration described in Paragraph 3 above.

5.    Exclusions From Release. I understand that My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke this Agreement as described below). I understand I do not waive future claims, or the right to file claims under the Company’s health insurance programs that I participate in, including for disability benefits, in accordance with the terms and provisions of such programs. Also, I further understand that nothing in this Agreement shall in any way adversely affect whatever vested rights I may have to benefits under any retirement or other employee benefit plan. In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf. I acknowledge that I have the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amounts paid by it to me or on my behalf under this Agreement; or (b) paying to the Company any other monetary amounts (such as attorney's fees and/or damages).

6.    Confidentiality of Company Information. In further consideration of the payments and benefits set forth above, I agree, consistent with applicable law, to protect the Company from intrusion into its business by not disclosing to any third-party any confidential information or trade secrets of the Company. Such information includes, but is not limited to, confidential information regarding the credit and collection activities of the Company, and information regarding the Company's products, marketing strategies, business plans, operations, costs, research and development efforts, technical data and know-how, financial information and projections, internal procedures, forecasts, methods, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s business (collectively referred to as “Confidential Information”). I agree that all such Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, I agree not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party as long as such information remains confidential (or as limited by applicable law) and I agree not to make use of any such Confidential Information for my own purpose or for the benefit of any other entity or person. This Agreement shall supplement any obligations that I may have to the Company pursuant to applicable state and federal trade secrets laws. I acknowledge that the foregoing provision does not prohibit or restrict me from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, any self-regulatory organization, or any other federal or state regulatory authority regarding possible violations of federal or state law or regulations.
7.    Non-Disparagement and Confidentiality of this Agreement. Subject to the exclusions stated in Paragraph 5 or 6, I agree to refrain from making any defamatory comments to anyone (including, but not limited to, the Company's customers) concerning the Company, its employees, agents, operations, or plans. I agree that any inquiries concerning the Company shall be directed to the CEO or President of the Company for response. I also understand that it is an essential and material condition of this Agreement that the existence and terms of this Agreement are to remain strictly confidential and shall not be disclosed by me to any person other than to my attorney, my accountant or my spouse, if any, or as required by law (subject to the exclusions in Paragraph 5 or 6). I acknowledge, however, that the Company may disclose the existence and terms of this Agreement as the Company deems necessary to comply with law and the rules of the New York Stock Exchange.
8.    Cooperation. In further protection of the interests of the Company, I agree to cooperate fully (i) with the Company in the investigation, prosecution or defense of matters currently pending and any potential claims or concerns regarding the Company’s business about which I have relevant knowledge or which arise relating to my employment with the Company, including by providing truthful information and testimony as reasonably requested by the Company, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Company. The Company will reimburse me for any reasonable travel and out-of-pocket expenses incurred by me in providing such cooperation. The Company will indemnify me, in accordance with and subject to the terms of the Indemnification Agreement between the Company and me dated March 15, 2005, for all claims and other covered matters arising in connection with my employment.
9.    Restrictive Covenants. In further consideration for the Separation Payment, which I acknowledge is adequate, I agree to the restrictive covenants described below. These restrictive covenants apply during the remainder of my employment and for a period of sixteen (16) months immediately following my Separation Date, except as stated otherwise in a particular restrictive covenant below (the "Restricted Period"). If the Separation Date extends beyond August 31, 2015 by mutual agreement of the parties, the Restricted Period will be increased by one month for each additional month of service. During the Restricted Period, I agree that I will not, without the Company's prior written consent, directly or indirectly, engage in any of the following activities:
a.    Non-Solicitation. I will not

(i)
Solicit, conduct business with, provide Competitive Products to, or accept business from any person or entity who: (1) was a Company Customer; or (2) was a prospective customer of the Company solicited by the Company within the 12 months preceding the termination of my employment relationship with the Company, for the purpose of marketing, selling or providing Competitive Products or otherwise engaging in a business competitive with the Company's business. This restriction shall apply, reasonably and narrowly, only to those Company Customers or prospective Customers about whom I learned Confidential Information related to the Company’s provision of or attempts to provide products and services to such person or entity at any time during my final two years of employment with the Company;

(ii)
Raid, hire, employ, recruit or solicit any individual who is (or who was, within the six months prior to the Separation Date) a Company employee or consultant, to leave the Company to join a Competitor or Customer;

(iii)	Induce or influence any Company employee or consultant who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or

(iv)	Assist anyone in any of the activities listed above.
b.    Non-Competition. I will not:

(i)	Perform Competitive Services in the Restricted Area for or on behalf of any Competitor or any Customer; or

(ii)	Assist anyone in any of the activities listed above.
c.    Definitions.

(i)
"Restricted Area." Because of the nature of the Company’s business and the nature of my duties and responsibilities for the Company, my obligations under Paragraph 9 shall apply in each of the following geographic areas, which shall collectively be defined as the "Restricted Area": (a) the United States of America, (b) the State of Indiana, (c) Elkhart County, Indiana, and the contiguous counties thereto (including the contiguous counties in the State of Michigan), and (d) an area within a 100 mile radius of any office, facility and/or manufacturing operation of the Company at which or from which I performed any executive, operational, financial, accounting, business development, investor relations, strategic planning, managerial, supervisory and/or related administrative services for or on behalf of the Company at any time during the 24 months immediately preceding the Separation Date.

(ii)
"Competitor" is any individual or entity that engages in the business (in whole or in any part) of the Company, and which provides products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for the products and/or services offered by the Company in the business, as of the Separation Date.

(iii)
"Competitive Products" are products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for the products and/or services offered by the Company in the business, including but not limited to products about which I had access to any Confidential Information at any time during the 24-month period preceding the termination of my employment relationship with the Company.

(iv)
"Competitive Services" are executive, operational, financial, accounting, business development, investor relations, strategic planning, managerial, supervisory and/or related administrative services that are the same as or substantially similar to (in terms of type or purpose) the services I performed for or on behalf of the Company at any point during the 24-month period preceding the Separation Date.

(v)
"Customer" means any individual or entity as to which, with or to whom, within the 24-month period immediately preceding the Separation Date: (i) any products or services were provided by the Company, or (ii) any contract was entered into with the Company for the provision of any products or services by the Company.

d.
The foregoing shall not be deemed to prevent me from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934 and, if the company in which such investment is made competes with the Company, such investment represents less than one (1%) percent of the outstanding securities of such class.

I have carefully considered the nature and extent of the restrictions placed upon me and acknowledge and agree that they are reasonable as to time, territory, and activity; are designed to eliminate unfair competition to the Company; do not stifle my inherent skill and experience or prohibit me from being gainfully employed in my chosen profession; are fully required to protect the legitimate interests of the Company; and do not confer a benefit upon the Company disproportionate to the restrictions imposed upon me, or the consideration given therefor.
10.    Return of Company Property. Upon the Separation Date, I will return to the Company all of its property that was ever in my possession or control. This property includes, but is not limited to, financial and other business records, personnel records, office and other keys, directories, computer hardware and software, passwords, books, documents, memoranda, and all other records, and copies of all such items; provided, however, the Company agrees that I may keep my laptop computer and iPad, subject to verification by the Company’s IT department that all Company records have been removed.
11.    Termination of Relationship. I acknowledge that my employment will be separated as of the Separation Date. I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me in the future. I understand that this Agreement does not constitute an admission of wrongdoing by any party.
12.    Consultation with Attorney. I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney prior to signing this Agreement, and that the Company has advised that I should do so.
13.    Violation of Agreement. If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover from the breaching party its reasonable attorney's fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. In addition, in the event of a violation of Paragraph 7 of this Agreement, it is understood that precise calculation of damages may be difficult, but that the Company will suffer significant harm in the event a violation occurs. Consequently, not as a penalty, but as reasonable approximation of the actual harm incurred, the parties agree to liquidated damages of two thousand dollars ($2,000.00) per violation by me, in addition to any other remedies otherwise available in law or equity. Furthermore, I agree that in the event of a breach, or threatened breach, by me of any provision of Paragraph 6, 7 or 9, (a) legal remedies (money damages) will be inadequate, (b) the Company will suffer immediate and irreparable harm from any such breach, and (c) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Corporation may seek. Furthermore, I agree that, if I violate any provision in Paragraphs 2, 6, 8 or 9, the Company will not be obligated to pay me any remaining portion of the Separation Payment and will have the right to recover any portion of the Separation Payment made to me. Nothing herein shall be deemed to restrict or prohibit the Company from enforcing its Recoupment Policy (as set forth in the Compensation Committee Key Practices of the Company), and I acknowledge that I am bound by and subject to the Recoupment Policy. The parties agree that Indiana law will apply to the interpretation of this Agreement, and that exclusive venue shall exist with the courts of Indiana or the U.S. District Court for the Southern District of Indiana.
14.    Severability. I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances. It is the intention of the parties that each of the restrictions in Paragraph 9 be severable, and, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, invalid or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision, pursuant to the blue-pencil doctrine or otherwise, and in its modified form, such provision shall then be enforceable and shall be enforced.
15.    Period to Consider Agreement and Expiration of Offer. I understand that I have twenty one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it. If I sign this Agreement before the end of the twenty one (21) calendar day period, it will be my personal and voluntary decision to do so. I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company.
16.    Right to Revoke Agreement. I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.
17.    Procedure to Accept or Revoke. To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand or by mail, and it must be received by the Company within the twenty one (21) calendar day period that I have to consider this Agreement. To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand or by mail and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement. All deliveries shall be made to the Company at the following address, marked “Personal and Confidential”: Drew Industries Incorporated, 3501 County Road 6 East, Elkhart, IN 46514, Attn: Chief Human Resources Officer. If I choose to deliver my acceptance or revocation notice by mail, it must be: (a) postmarked and received by the above-named individual at the Company within the applicable period stated above; (b) properly addressed to the Company at the address stated above; and (c) sent by certified mail, return receipt requested.

18.    My Representations. I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. I ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED IN THIS AGREEMENT. I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.
19.    Code Section 409A. In paying the amounts specified above, I acknowledge that the Company makes no representation as to the tax consequences or liability arising from said payments including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended ("Code"). I agree to pay any and all income, excise, and other federal, state, and local taxes which may be determined to be due in connection with the payments described above. The parties acknowledge that the severance benefits payable under this Agreement are intended to be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable. The Company shall be entitled to report such payments as required under the Code or any provision of U.S., state, local, or non-U.S. tax law. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A of the Code. For purposes of section 409A of the Code, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. In no event may I, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provisions in the Agreement to the contrary, I acknowledge that I am a "specified employee" (within the meaning of Code Section 409A) as of the effective date of my separation from service with the Company, and, as a result, distribution of the termination benefits specified herein (to the extent that they are subject to and not otherwise exempt or excepted from Code Section 409A (e.g., under the short-term deferral exception and/or the severance pay exception)) shall not commence earlier than six months after the effective date of my separation from service with the Company. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. Benefits delayed by this provision shall commence on the day after such delay.

[Signature Page to Follow]
Date:___8/14/15____________________________
Printed Name:__Joseph S. Giordano III_________
Signature:__/s/ Joseph S. Giordano III__________

`	Received and agreed to by Drew Industries Incorporated on behalf of itself and all other persons and entities released herein:
By:__/s/ Nick Fletcher, CHRO_________________
Date:___8/14/15____________________________
TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT – JOSEPH S. GIORDANO III

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